Exhibit 99.1

Papa John’s Announces the Appointment of Laurette Koellner to the Company’s Board of Directors

LOUISVILLE, Ky.--(BUSINESS WIRE)--June 10, 2014--Papa John’s International, Inc. (NASDAQ: PZZA) today announced the appointment of Laurette Koellner to the Company’s Board of Directors.

“We are thrilled to welcome Laurette to our Board of Directors, and look forward to the value her extensive business experience will bring to our business and brand,” said John Schnatter, Papa John’s Founder, Chairman, CEO and President.

Ms. Koellner most recently served as Executive Chairman of International Lease Finance Corporation, a subsidiary of American International Group, Inc. (“AIG”) from June 2012 until its May 2014 sale to AerCap Holdings N.V. Ms. Koellner served as President of Boeing International, a division of The Boeing Company, where she served in a variety of financial and business leadership roles from 1997 until 2008, including as a member of the Office of the Chairman and Boeing’s Chief Administration and Human Resources Officer.

Prior to her time with Boeing, Ms. Koellner spent 19 years at McDonnell Douglas Corp. Ms. Koellner serves as a director of Hillshire Brands, Inc. and Celestica, Inc. serving as chair of each company’s audit committee, and also serving on Hillshire Brands, Inc.’s corporate governance and nominating and executive committees, and Celestica, Inc.’s compensation and nominating and corporate governance committees. She served as an independent director of AIG from 2009 to 2012.

About Papa John’s

Headquartered in Louisville, Kentucky, Papa John’s International, Inc. (NASDAQ: PZZA) is the world’s third largest pizza delivery company. For 12 of the past 14 years, consumers have rated Papa John’s No. 1 in customer satisfaction among all national pizza chains in the American Customer Satisfaction Index (ACSI). Papa John’s is the Official Pizza Sponsor of the National Football League and Super Bowl XLVIII. For more information about the Company or to order pizza online, visit Papa John’s at www.papajohns.com, visit us on Facebook at www.facebook.com/PapaJohns, or on Twitter at http://twitter.com/PapaJohns.

Forward-Looking Statements

Certain matters discussed in this press release which are not historical facts are “forward-looking statements” that involve risks and uncertainties, including statements about our future business operations, the growth of our brand and statements about our expectations for the performance of our management team. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 29, 2013. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-4218
Chief Financial Officer